UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2011

DEER VALLEY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Florida	000-05388	20-5256635
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3111 W. Dr. MLK Blvd., Ste 100, Tampa, FL		33607
(Address of principal executive offices)		(Zip code)

(813) 418-5250

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below of the Form 8-K if the filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Unless otherwise indicated or the context otherwise requires, all references below in this Current Report on Form 8-K to “we,” “us,” “Deer Valley” and the “Company” are to Deer Valley Corporation, a Florida corporation, together with its wholly-owned subsidiaries, Deer Valley Homebuilders, Inc., an Alabama corporation, and Deer Valley Finance, Corp., a Florida corporation. Specific discussions or comments relating to Deer Valley Corporation will reference “DVC,” those relating to Deer Valley Homebuilders, Inc. will be referred to as “DVHB”, and those relating to Deer Valley Finance Corp. will be referred to as “DVFC.”

Item 1.01 Entry into a Material Definitive Agreement; Amendment to Material Definitive Agreement

DVHB has a loan from Fifth Third Bank (the “Lender”), with an outstanding principal balance of approximately $ 1,582,788.13, and secured by a first mortgage on DVHB’s properties in Guin, Alabama and Sulligent, Alabama (the “Real Estate Loan”). On July 8, 2011, DVHB and the Lender entered into that certain Amendment to Loan Agreement effective June 1, 2011, pursuant to which, among matters, (a) DVHB made a cash payment to reduce the outstanding principal balance of the Real Estate Loan to $1,256,000, (b) the term of the Real Estate Loan was extended to June 1, 2016, and (c) the variable interest rate was set at 400 basis points (4.00%) above the One-Month LIBOR-Index Rate. The Real Estate Loan is guaranteed by DVC and DVFC.

Item 9.01. Financial Statements and Exhibits

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description

10.1	Amendment to Loan Agreement – Real Estate Loan

10.2	Renewal Commercial Promissory Note - $1,256,000

10.3	Guaranty of Loan Agreement – Deer Valley Corporation

10.4	Guaranty of Loan Agreement – Deer Valley Finance Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEER VALLEY CORPORATION

By:	s/ Steve Lawler
Name:	John Steven Lawler
Title:	Chief Financial Officer, Secretary
Dated:	July 12, 2011